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Exhibit 23(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-00000) and the related Prospectus of Sandy Spring Bancorp, Inc. for the registration of 145,534 shares of its common stock and to the incorporation by reference therein to our report, dated January 31, 2003, relating to the consolidated financial statements of Sandy Spring Bancorp, Inc., which report appears on page 28 of the Sandy Spring Bancorp, Inc. 2004 Annual Report on Form 10-K.

/s/ Stegman & Company

Baltimore, Maryland
November 28, 2005